Exhibit 99.1

EMSC News- For Immediate Release

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES REPORTS 1st QUARTER EPS OF
$0.70, A 24.7% INCREASE, AND UPDATES EPS GUIDANCE

Highlights:

•                  First quarter 2010 diluted EPS was $0.70, an increase of 24.7% compared to the first quarter of 2009;

•                  First quarter 2010 net revenue was $679.4 million, an increase of 10.8% compared to the first quarter of 2009;

•                  First quarter 2010 Adjusted EBITDA was $74.4 million, an increase of 13.6% compared to the first quarter of 2009; and

•                  Updates 2010 diluted EPS guidance from $3.00 - $3.10 to an expected range of $3.10 - $3.20 excluding $0.28 of one-time charges related to our debt refinancing completed in April 2010.

Greenwood Village, Colorado (April 29, 2010) – Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announces results for the first quarter ended March 31, 2010.

William A. Sanger, Chairman and Chief Executive Officer, said, “EMSC continues to perform well, as evidenced by our 25% EPS growth. We are encouraged by both our strong pipeline and the continued demand for our services as communities and healthcare facilities increasingly recognize the value we provide. Our successful debt refinancing reduces our cost of capital and further positions the Company to take advantage of these opportunities.”

Results of Operations for the First Quarter 2010

For the quarter ended March 31, 2010, EMSC generated net revenue of $679.4 million, an increase of 10.8% compared to the same period last year.

EMSC generated net income of $31.0 million, or $0.70 per diluted share, for the first quarter of 2010, compared to net income of $24.1 million, or $0.56 per diluted share, in the first quarter of 2009 for an increase of $7.0 million and 24.7%, respectively.  Adjusted EBITDA was $74.4 million, an increase of 13.6% compared to the same quarter last year. This increase is attributable primarily to the impact of increased volume from net new contracts, increased revenue from existing contracts, and a decrease in operating and insurance expenses as a percentage of

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revenue, offset in part by increased compensation and general and administrative expenses.  Net income and diluted earnings per share were also positively impacted by a reduction in interest expense due to the expiration of an interest rate swap agreement in December 2009.

Cash provided by operating activities was $44.6 million in the first quarter of 2010, compared to $41.9 million for the same quarter last year.  The change in operating cash flows was affected primarily by an increase in net income combined with a reduction in accounts receivable and a net increase in accrued liabilities.  In the first quarter of 2010, Days Sales Outstanding decreased by three days sequentially to 61 days.

Free cash flow was $40.8 million in the first quarter of 2010 compared to $47.4 million in the first quarter of 2009.  Free cash flow in the quarter ended March 31, 2009 benefited from a release of insurance collateral of $10 million.  Free cash flow in 2010 does not include a $10.6 million cash flow benefit related to tax deductions for stock-based compensation.

Net cash used in investing activities was $7.1 million for the quarter ended March 31, 2010, compared to $5.5 million net cash provided by investing activities for the same period in 2009. Cash flows provided by changes in insurance collateral decreased $10.9 million year over year related primarily to a release of collateral of $10 million in the first quarter 2009.  Acquisition related funding was $3.3 million in the first quarter 2010.

For the quarter ended March 31, 2010, net cash provided by financing activities was $10.7 million compared to $0.6 million for the first quarter of 2009. Financing activities in 2010 included a tax benefit from stock-based compensation of $10.6 million. At March 31, 2010, there were no amounts outstanding under our revolving credit facility.

A description of the non-GAAP measures, Adjusted EBITDA and Free Cash Flow, and a reconciliation of non-GAAP to GAAP financial measures are included in this news release.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s facility-based physician services segment.

American Medical Response (AMR)

For the quarter ended March 31, 2010, AMR generated net revenue of $337.0 million, an increase of 0.2% compared to the first quarter last year.  The increase in net revenue was from an improvement in revenue per transport and growth in our managed transportation business, offset primarily by a decrease in interfacility transports related to both exited markets and a mild flu season.

Adjusted EBITDA was $32.4 million, a decrease of 4.4% compared to the same quarter last year.  The decrease in Adjusted EBITDA is attributable primarily to the impact of lower interfacility transports, higher fuel costs and general and administrative expenses offset by revenue per transport growth.  Income from operations was $20.8 million, an increase of 1.0% compared to the same quarter in 2009.

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EmCare

For the quarter ended March 31, 2010, EmCare generated net revenue of $342.4 million, an increase of 23.8% compared to the same quarter last year.  The increase in revenue is attributable primarily to the addition of 51 net new contracts since January 1, 2009, and revenue increases at existing contracts.

Adjusted EBITDA was $42.0 million for the quarter compared to $31.7 million last year, an increase of 32.8%.  The increase in Adjusted EBITDA was driven primarily by the net impact of revenue and volume increases from new contracts in addition to a decrease in operating and insurance expenses as a percentage of net revenue.  Income from operations was $36.6 million, an increase of 36.1% over the same period in 2009.

Guidance

Diluted 2010 EPS guidance is updated from $3.00 - $3.10 to an expected range of $3.10 - $3.20 excluding $0.28 of one-time charges related to our debt refinancing, completed in April 2010.  Diluted EPS including all one-time refinancing costs is expected to be between $2.82 - $2.92.

Conference Call

EMSC management will host a conference call and live audio webcast on Thursday, April 29, 2010, at 11:00 a.m. EDT, to discuss the Company’s financial results.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s facility-based physician services segment. AMR is the leading provider of ambulance services in the United States. EmCare is a leading provider of physician services to healthcare facilities.  In 2009, EMSC provided services in 13.0 million patient encounters in more than 2,200 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information, visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and

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uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry; the impact of potential changes in the healthcare industry generally resulting from legislation currently under consideration; our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; our ability to generate cash flow to service our debt obligations; the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to successfully restructure our operations to comply with future changes in government regulation; the loss of existing contracts and the accuracy of our assessment of costs under new contracts; the high level of competition in our industry; our ability to maintain or implement complex information systems; our ability to implement our business strategy; our ability to successfully integrate strategic acquisitions; and our ability to comply with the terms of our settlement agreements with the government.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings of unconsolidated subsidiary, income tax expense, interest and other income, realized gain on investments, interest expense, and depreciation and amortization. It also includes presentations of free cash flow, which is defined as cash flow from operations adjusted for cash used in non-acquisition related investment activities.   Adjusted EBITDA and free cash flow are commonly used by management and investors as performance measures and liquidity indicators. Adjusted EBITDA and free cash flow are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded therefrom are significant components in understanding and assessing our financial performance. Adjusted EBITDA and free cash flow should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.  Reconciliation for the forward-looking Adjusted EBITDA projections presented herein is not being provided due to the number of variables in the projected Adjusted EBITDA range. Since Adjusted EBITDA and free cash flow are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.

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EMERGENCY MEDICAL SERVICES CORPORATION

Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended March 31,
	2010	2009

Net revenue	$679,354	$613,022
Compensation and benefits	480,317	426,534
Operating expenses	86,529	84,672
Insurance expense	22,070	22,504
Selling, general and administrative expenses	16,858	15,036
Depreciation and amortization expense	16,180	16,768
Income from operations	57,400	47,508
Interest income from restricted assets	855	1,266
Interest expense	(8,266)	(10,190)
Realized gain on investments	92	639
Interest and other income	265	517
Income before income taxes and equity in earnings of unconsolidated subsidiary	50,346	39,740
Income tax expense	(19,410)	(15,726)
Equity in earnings of unconsolidated subsidiary	94	57
Net income	$31,030	$24,071

Basic earnings per common share	$0.71	$0.57
Diluted earnings per common share	$0.70	$0.56
Weighted average common shares outstanding, basic	43,571,705	41,924,218
Weighted average common shares outstanding, diluted	44,534,858	43,094,597

Other Information
EmCare patient encounters	2,531,495	2,182,132
EmCare weighted patient encounters (1)	2,228,636	1,941,186
AMR ambulance transports	710,252	726,608
AMR weighted transports (2)	716,860	734,630

(1)  EmCare weighted encounters include a weighting of Radiology and Anesthesia encounters due to the differences in reimbursement for these services.

(2)  AMR weighted transports include a weighting of wheelchair transports due to the differences in reimbursement for these services.

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Net Income

(unaudited; in thousands)

	Quarter ended March 31,
	2010	2009

Adjusted EBITDA	$74,435	$65,542
Depreciation and amortization expense	(16,180)	(16,768)
Interest income from restricted assets	(855)	(1,266)
Income from operations	57,400	47,508
Interest income from restricted assets	855	1,266
Interest expense	(8,266)	(10,190)
Realized gain on investments	92	639
Interest and other income	265	517
Income before income taxes and equity in earnings of unconsolidated subsidiary	50,346	39,740
Income tax expense	(19,410)	(15,726)
Equity in earnings of unconsolidated subsidiary	94	57
Net income	$31,030	$24,071

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended March 31,
	2010	2009

Adjusted EBITDA	$74,435	$65,542
Interest paid	(7,759)	(9,877)
Change in accounts receivable	2,191	(2,625)
Change in other operating assets/liabilities	3,934	(12,483)
Equity based compensation	1,104	650
Excess tax benefits from stock-based compensation	(10,581)	—
Income tax expense, net of change in deferred taxes	(19,543)	(1,131)
Other	804	1,866
Net cash provided by operating activities	$44,585	$41,942

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended March 31,
	2010	2009
AMR
Adjusted EBITDA	$32,402	$33,888
Depreciation and amortization expense	(11,234)	(12,706)
Interest income from restricted assets	(344)	(555)
Income from operations	20,824	20,627

EmCare
Adjusted EBITDA	42,033	31,654
Depreciation and amortization expense	(4,946)	(4,062)
Interest income from restricted assets	(511)	(711)
Income from operations	36,576	26,881

Total
Adjusted EBITDA	74,435	65,542
Depreciation and amortization expense	(16,180)	(16,768)
Interest income from restricted assets	(855)	(1,266)
Income from operations	$57,400	$47,508

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$381,055	$332,888
Trade and other accounts receivable, net	456,897	459,088
Other current assets	77,734	73,241
Total current assets	915,686	865,217
Non-current assets:
Property, plant and equipment, net	122,556	125,855
Goodwill and other intangible assets, net	480,427	484,605
Other long-term assets	177,373	179,030
Total assets	$1,696,042	$1,654,707

Liabilities and Equity
Current liabilities	$336,074	$349,139
Long-term debt	448,610	449,254
Insurance reserves and other long-term liabilities	177,234	170,227
Total liabilities	961,918	968,620
Total equity	734,124	686,087
Total liabilities and equity	$1,696,042	$1,654,707

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Quarter ended March 31,
	2010	2009
Cash Flows from Operating Activities
Net income	$31,030	$24,071
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, deferred taxes and other	7,430	32,979
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	2,191	(2,625)
Insurance accruals	1,478	3,877
Other assets and liabilities	2,456	(16,360)
Net cash provided by operating activities	44,585	41,942

Cash Flows from Investing Activities
Purchases of property, plant and equipment, net	(6,474)	(7,186)
Acquisition of businesses, net of cash received	(3,300)	—
Net change in insurance collateral	2,366	13,310
Other investing activities	290	(670)
Net cash (used in) provided by investing activities	(7,118)	5,454

Cash Flows from Financing Activities
EMSC issuance of class A common stock	4,402	898
Excess tax benefits from stock-based compensation	10,581	—
Repayments of capital lease obligations and other debt	(1,184)	(1,159)
(Decrease) Increase in bank overdrafts	(3,099)	840
Net cash provided by financing activities	10,700	579

Change in cash and cash equivalents	48,167	47,975
Cash and cash equivalents, beginning of period	332,888	146,173
Cash and cash equivalents, end of period	$381,055	$194,148

Free cash flow	$40,767	$47,396

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended March 31,
	2010	2009

Free cash flow	$40,767	$47,396
Purchase of property, plant and equipment, net	6,474	7,186
Net change in insurance collateral	(2,366)	(13,310)
Other investing activities	(290)	670
Net cash provided by operating activities	$44,585	$41,942

END